EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
CuraTech Industries, Inc. (formerly Jump’n Jax, Inc.)
6337 Highland Drive, #1053
Salt Lake City, Utah

We hereby consent to the incorporation by reference in this Registration Statement of CuraTech Industries, Inc. (formerly Jump’n Jax, Inc.), on Form S-8, of our audit report dated February 21, 2006, (which includes an emphasis paragraph relating to the Company’s ability to continue as a going concern) of CuraTech Industries, Inc. (formerly Jump’n Jax, Inc.), for the year ended December 31, 2005, and to all references to our firm included in this Registration Statement.

/s/ HJ Associates, LLC
HJ Associates, LLC
Salt Lake City, Utah
January 22, 2007